Exhibit 10.25

SERVICES AGREEMENT

        THIS SERVICES AGREEMENT (“Agreement”) is made July 1, 2006, by and between Michael A. Boylan (“Boylan”), and InSight Health Corp., a Delaware corporation (“InSight”).

        WHEREAS, Boylan and InSight have agreed that Boylan will provide certain services to InSight upon the terms and conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the foregoing and mutual covenants and agreements contained herein, and for their mutual reliance, the parties hereto, desiring to be legally bound, agree as follows:

1.     Boylan’s Services.

                (i)            Services.  Boylan agrees to perform and provide certain enterprise development services to the Company relating to the disposition of certain imaging centers and negotiation of certain acquisitions and joint venture arrangements as mutually agreed upon by Boylan and InSight.  Boylan shall report to Bret W. Jorgensen, President and CEO of InSight or his delegee with regard to the services.  Boylan may decline to accept any project requested by InSight, however once Boylan agrees to provide services for a project, Boylan agrees to complete the services unless instructed by InSight otherwise.  Boylan shall determine the method, details and means of performing the services.

                (ii)           Place of Work and Equipment.  Boylan shall perform the services at any place or location and at such times as Boylan shall determine.  The parties agree that if the nature of the services to be provided by Boylan necessitates that the services be performed on InSight’s premises, InSight agrees to furnish space on its premises for use by Boylan while performing these services.  Boylan agrees to perform the services on InSight’s premises during InSight’s regular business hours.

2.     Compensation.  In consideration for the services performed by Boylan, InSight agrees to pay Boylan $25,500 per month, upon receipt by InSight of an invoice from Boylan. InSight shall reimburse Boylan for reasonable out-of-pocket expenses incurred with the prior approval of InSight, including but not limited to, airfare, lodging and meals.

3.     Term and Termination.   This Agreement shall take effect on July 1, 2006, and shall continue in force and effect for sixty (60) days thereafter, or until terminated as provided herein.  This Agreement may be renewed for subsequent terms of thirty (30) days upon mutual agreement of the parties.  Either party may terminate this Agreement at any time by giving notice to the other party at least thirty (30) days in advance of the termination specified in such notice.  In the event of a default by either party in the performance of its obligations hereunder, the other party may terminate this Agreement by giving written notice to the defaulting party at least ten (10) days in advance of the termination date specified in such notice.

4.     Independent Parties.  This Agreement is not intended to create or be deemed or construed to create any relationship between the parties hereto other than that of contractor solely for the purpose of effecting the provisions of this Agreement.  Neither of the parties hereto, nor any of their respective officers, directors or employees, shall act as nor be construed to be the agent, employee or representative of the other.  Both parties acknowledge that Boylan is not an employee for state or federal tax purposes.  Boylan shall be solely responsible for all withholding all federal and state income taxes for Boylan.  Boylan shall retain the right to perform services for others during the term of this Agreement; provided Boylan is in compliance with Section V of the Executive Employment Agreement dated June 29, 2001, among Boylan, InSight and InSight Health Services Holdings Corp.

5.     Assignment/Third Party Rights.  Neither party hereto shall assign this Agreement or delegate its obligations hereunder without the prior written consent of the other party hereto in each instance. Notwithstanding the foregoing, all covenants, conditions, and obligations contained herein shall be binding upon, and shall inure to the benefit of, the respective successor and assigns of the parties.  This Agreement is intended solely for the mutual benefit of the parties hereto and there is no intention, expressed or otherwise, to create any rights or interests for any other party or person other than the parties.

6.     Severability/Waiver.  The provisions of this Agreement shall be severable, and if any provision shall be prohibited by law, or invalid, or unenforceable in whole or in part for any reason, the remaining provisions shall remain in full force and effect.  The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a continuing waiver or a waiver of any subsequent breach of either the same or any other provision of this Agreement.

7.     Entire Agreement/ Amendments.  This Agreement contains the entire agreement between the parties with respect to the subject hereof.  The parties expressly agree there are no promises, agreements, conditions, undertakings, warranties, or representations, oral or written, expressed or implied, between them, other than as set forth herein. This Agreement may not be modified orally or in any other manner except by an agreement in writing signed by both parties hereto or their respective successors-in-interest.

8.     Notice.  All notices and other communications under this Agreement shall be given in writing and shall be duly given (i) if personally delivered, or (ii) if mailed by overnight courier, certified or registered mail, return receipt requested, first-class postage prepaid, to the party at the address listed at the end of this Agreement.

9.     Confidential Information. Boylan agrees that, during and after the term of this Agreement, Boylan shall keep confidential and not (i) communicate or disclose to any person any Confidential Information (as defined below), or (ii) use or exploit in any fashion any of such Confidential Information or permit the use or exploitation in any fashion of any such Confidential Information by any other person or entity. Boylan acknowledges and agrees that all Confidential Information, and all copies thereof, are the sole and exclusive property of InSight.  Boylan agrees that, on the termination of this Agreement, Boylan shall have delivered to InSight all documents and materials in Boylan’s possession or under Boylan’s control which constitute Confidential Information, including all copies thereof, and no copies thereof shall be retained by Boylan. For purposes of this Agreement, “Confidential Information” shall mean all of InSight’s proprietary information, trade secrets or other information relating to InSight’s business, or of any customer or supplier of InSight or its affiliates including but not limited to any and all customer lists (whether or not current), agreements with customers (whether or not currently in effect or expired), standard forms of customer agreements, data concerning customers, data concerning customer service requirements, policies and procedures, forms of any type, financial information concerning customers, agreements with equipment manufacturers and other suppliers, trade secrets, processes, ideas, inventions, programs, data, improvements, know-how, techniques, drawings, designs, original writings, software programs (including object code and source code), plans, proposals, marketing and sales plans, letter of intent, due diligence materials, asset/stock purchase, and related agreements, financial information concerning InSight and its affiliates.

10.  Attorney’s Fees/Governing Law.  In the event of any suit under this Agreement, the prevailing party shall be entitled to, in addition to any other relief granted, reasonable attorney’s fees.  This Agreement shall be governed by, and construed in accordance with, the laws of the state where InSight is located.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

“INSIGHT”		“BOYLAN”

InSight Health Corp.		Michael A. Boylan

By:	/s/ Mitch C. Hill	/s/ Michael A. Boylan
Mitch C. Hill
Executive Vice President and
Chief Financial Officer

Address for Notice:		Address for Notice:

	InSight Health Corp.	1005 Putters Place
	26250 Enterprise Court, Suite 100	Doylestown, PA 18901
Lake Forest, CA 92630
Attn: Law Department